UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re:                                                                                                         Chapter 11
U.S. WIRELESS DATA, INC.,                                                             Case No. 04-12075 (RDD)

Debtor.

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ORDER CONFIRMING
AMENDED PLAN OF REORGANIZATION

     U.S. Wireless Data, Inc. (the “Debtor”), having filed an amended joint plan of reorganization (the “Plan”) and amended disclosure statement (the “Disclosure Statement”) to accompany the Plan, each dated November 5, 2004; and a hearing on the Disclosure Statement having been held on November 4, 2004; and the Court having entered an order dated November 5, 2004 (the “Disclosure Order”) approving the Disclosure Statement, setting a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) and authorizing the transmittal of the Plan and Disclosure Statement to all creditors and holders of equity interests; and it appearing that the Plan, the Disclosure Statement and the Disclosure Order were duly transmitted to all creditors, equity holders and parties in interest pursuant to the Disclosure Order;

     AND, it appears that ballots were duly transmitted to all creditors entitled to vote on the Plan, and upon the certificate filed by the Debtor, pursuant to Local Bankruptcy Rule 3018-1, from which it appears that (a) Class 3 Claims and Class 5 and 6 Interests have voted to accept the Plan, (b) Class la, lb 2 Claims are not impaired under the Plan and are conclusively presumed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code, (c) there are no holders of Class 4 Claims and (d) the holders of Class 7 Interests are impaired and will retain no property under the Plan, and are, therefore, conclusively presumed to have rejected the Plan under Section 1126(g) of the Bankruptcy Code; and the Confirmation Hearing having been held on December 21, 2004; and the Court having considered the objection of the United States Trustee to confirmation of the Plan and the Debtor’s response thereto; and on the record of the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor, it is hereby

          FOUND AND DETERMINED THAT:

     A.   Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

     B.   On March 26, 2004, the Debtor filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York.

     C.   The confirmation of the Plan and related matters are core proceedings within the meaning of 28 U.S.C. §157, over which the Court has jurisdiction to enter a final order. Venue of the Debtor's chapter 11 case is proper in this District.

     D.   The Plan complies with the applicable provisions of the Bankruptcy Code.

     E.   All parties in interest, including all creditors and equity holders, required to receive notice of the Confirmation Hearing have received due, proper and adequate notice thereof, and no other or further notice of the Confirmation Hearing is required. All such parties had an opportunity to appear and be heard at the Confirmation Hearing.

     F.   The classification of claims and equity interests under the Plan complies with Section 1122 of the Bankruptcy Code. The Plan provides for the same treatment for each claim of a particular class unless the holder of a particular claim agrees to different treatment.

     G.   The proponent of the Plan, the Debtor, has complied with the applicable provisions of the Bankruptcy Code.

     H.   The procedures by which the ballots were distributed and tabulated were, fair, properly conducted and complied with the Disclosure Order. Solicitation of acceptances of the Plan complied with the applicable provisions of the Bankruptcy Code.

     I.   The Plan has been proposed in good faith and not by any means forbidden by law.

     J.   All payments made or promised to be made by the Debtor for services or for costs and expenses in, or in connection with, the Plan and incident to the case, have been fully disclosed to the Court and are reasonable.

     K.   The Plan does not provide for any rate changes requiring the approval of any governmental regulatory commission within the purview of Section 1129(a)(6) of the Bankruptcy Code.

     L.   With respect to each impaired class of claims or interests, each holder of such class will receive under the Plan on account of such claim property of a value, as of the effective date of the Plan, that is not less than the amount such holder would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. Each impaired class of claims or interests has accepted the Plan, except for Class 7 Interests, which is conclusively presumed to have rejected the Plan under Section 1126(g) of the Bankruptcy Code.

     M.   Every class of claims either (i) has accepted the Plan, (ii) is not impaired under the Plan, or (iii) is deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

     N.   The Plan complies with the applicable provisions in Section 1129(b) of the Bankruptcy Code, such that the Plan may be confirmed notwithstanding the deemed rejection of the Plan by Class 7 Interests. The Plan does not discriminate unfairly and is fair and equitable with respect to the treatment of holders of Class 7 Interests.

     0.   Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that on the effective date all holders of administrative claims specified in Section 507(a)(l) of the Bankruptcy Code will receive on account thereof cash equal to the allowed amount of such administrative expenses.

     P.   Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that on the effective date each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, at the Debtor’s option, either (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Consummation Date and the date such Priority Tax Claim becomes an Allowed Claim; or (ii) deferred monthly Cash payments, together with interest at the then current federal or state statutory rate (as the case may be), commencing with the Effective Date, over a six (6) year period after the date of assessment of such claim, of a value, as of the Effective Date, equal to the Allowed Amount of such Priority Tax Claim.

     Q.   Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtor.

     R.   The Debtor shall pay all outstanding amounts due to the United States Trustee upon Plan confirmation and through the Effective Date, and after the Effective Date, the Liquidation Trust shall be liable for, and pay the fees of, the United States Trustee pursuant to 28 U.S.C. §l930(a)(6) until the entry of a final decree in this case, or until the case is converted or dismissed.

     S.   The Debtor is not subject to any obligations on account of retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code.

     T.   Other than the Plan, no other plan of reorganization has been filed.

     U.   The primary purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933.

     NOW, upon motion of Halperin Battaglia Raicht, LLP, attorneys for the Debtor, and based on the foregoing findings of fact and conclusions of law, and after due deliberation, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

     1.   Findings. The findings of this Court above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, made applicable herein pursuant to Fed. R. Bankr. P. 9014. To the extent any findings of fact shall be determined to be conclusions of law, it shall be so deemed, and vice versa.

     2.   Confirmation. Based on the findings of fact and conclusions of law, the Plan, and each and every provision thereof and every document to be executed pursuant thereto be, and the same hereby is, confirmed in its entirety in accordance with Section 1129 of the Bankruptcy Code, and all remaining objections to confirmation of the Plan are denied. Notwithstanding the foregoing, the Reorganized Debtor shall not issue the New Common Stock under the Plan until it has filed: (a) its 1OQSB for the period ending March 31, 2004; (b) its 1OKSB for the period ending June 30, 2004; (c) its 1OQSB for the period ending September 30, 2004; and (d) any other filings required to be made pursuant to the Securities Exchange Act of 1934 with the United States Securities and Exchange Commission for which the filing deadline has passed prior to the date on which the New Common Stock is to be issued (the “SEC Filings”).

     3.   Board of Directors. Subject to the satisfaction of the conditions set forth in Paragraph 2 above, the Reorganized Debtor’s Board shall initially consist of Robert Ellin and Jay Wolf

     4.   Binding Plan and Order The provisions of the Plan and this Order are binding upon the Debtor, its successors, all entities acquiring property under the Plan, all creditors and equity holders of the Debtor, and all other parties in interest. This Order shall be a final determination as to the rights of all Claimants and Interest holders to participate in the Distributions under the Plan, whether or not (a) a proof of claim is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) such Claim is an Allowed Claim, or (c) the holder of such Claim has accepted the Plan.

     5.   The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect, and enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision in the Plan.

     6.   Restrictions on New Common Stock Issued to Plan Sponsor. Notwithstanding anything contained in the Plan (including, without limitation, section 5.6 thereof), upon the issuance of the New Common Stock to the Plan Sponsor (or its designee), in addition to any restrictions under applicable law, including the federal securities laws, the Plan Sponsor (or its designee) shall be prohibited from selling or otherwise transferring any of the New Common Stock it receives under the Plan until the occurrence of all of the following events: (a) the Debtor is current in all of its filings with the United States Securities and Exchange Commission (the “SEC”), (b) a transaction between the Reorganized Debtor and a merger partner has been consummated, (c) a Form 8K has been filed by the Reorganized Debtor with the SEC setting forth the terms of the merger, acquisition or other transaction, with disclosures to be made on substantially the same terms as would be required by an entity filing a registration statement with the SEC, and (d) audited financials of the merger partner have been filed with the SEC.

     7.   Record Date. Notwithstanding anything contained in the Plan, with respect to Preferred Interests and Common Interests only, the “Record Date” shall mean February 7, 2005, and distributions under the Plan shall be made to interest holders of record as of the Record Date, in accordance with the terms of the Plan.

     8.   Discharge. The Reorganized Debtor, shall be discharged from any debt that arose prior to the Confirmation Date, or any debt of a kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based on such debt is filed or deemed filed under Sections 501 or 1111(a) of the Bankruptcy Cod; (b) such Claim is allowed under Section 502 of the Bankruptcy Code, or (c) the holder of such Claim has accepted the Plan.

     9.   Injunction. All entities who are bound by this Plan, including entities with Claims or Interests not listed on the Schedules, or listed on the Schedules as disputed, unliquidated or contingent, which did not file a proof of Claim or Interest by the Bar Date, are hereby enjoined and prevented from commencing or continuing any judicial or administrative proceeding or employing any process to interfere with the consummation or implementation of this Plan, or the Distributions of Cash and/or New Common Stock to be made hereunder, including commencing or continuing any judicial or administrative proceeding or employing any process against the Debtor, the Reorganized Debtor or the Plan Sponsor.

     10.   Exculpation of Liquidation Trustee. Notwithstanding the provisions of Section 5.25 of the Plan, the Liquidation Trustee shall be exculpated from liability for any errors or omissions made in connection with its duties under this Plan and the Liquidation Trust Agreement, except for willful misconduct or gross negligence, intentional fraud, and/or breach of fiduciary duty that results in a personal profit at the expense of the Liquidation Trust. Nothing herein shall limit the liability of the Liquidation Trustee pursuant to DR 6-102 of the Code of Professional Responsibility.

     11.   Retention of Jurisdiction. Notwithstanding entry of this Order or the occurrence of the Effective Date, this Court shall retain jurisdiction of this proceeding under the provisions of the Bankruptcy Code, including, without limitation, Section 1142(b) thereof and of the Federal Rules of Bankruptcy Procedure to ensure that the intent and the purpose of the Plan is carried out and given effect. Without limitation by reason of specification, this Court shall retain jurisdiction for the following purposes:

a)	To consider any modification of the Plan pursuant to §1127 of the Bankruptcy Code and/or any modification of the Plan after substantial consummation thereof,

b)	To hear and to determine:

i)	any and all controversies, suits and disputes, if any, as may arise in connection with the interpretation or enforcement of the Plan,

ii)	any and all controversies, suits and disputes, if any, as nay arise between or among the holders of any Class of Claim and the Debtor,

iii)	any and all controversies, suits and disputes, if any, as may arise related to the APA, the Asset Sale, or the Asset Sale Order,

iv)	any and all causes of action which may exist on behalf of the Debtor,

v)	applications for allowance of compensation and objections to Claims or Interests, which have been timely asserted in accordance with orders of this Bankruptcy Court, and

vi)	any and all pending applications, adversary proceedings and litigated matters.

     12.   As of and after the Effective Date, the Debtor may use, operate and deal with its assets without any supervision by the Bankruptcy Court or the Office of the United States Trustee, and free of any restrictions imposed on the Debtor by the Bankruptcy Court or this Court during the chapter 11 proceeding.

     13.   Implementation. The Debtor shall have the power to execute any instrument or document to effectuate the transfer of any money or property required by the Plan. The Debtor may, subject to approval of the Court, designate one or more agents to execute such instruments or documents.

     14.   In accordance with Section 1142 of the Bankruptcy Code, the Debtor and any other person designated pursuant to the Plan are authorized, empowered and directed to issue, execute, deliver, file and record any document, and to take any action necessary to appropriate to implement, effect and consummate the Plan and any transactions contemplated thereunder.

     15.   U.S. Trustee Fees. Notwithstanding the provisions of Article II of the Plan, the fees of the United States Trustee pursuant to 28 U.S.C. §1930(a)(6) shall be treated as non-classified claims. The Debtor shall pay all outstanding amounts due to the United States Trustee upon confirmation and through the Effective Date, and after the Effective Date, the Liquidation Trust shall be liable for, and pay the fees of, the United States Trustee pursuant to 28 U.S.C. §l930(a)(6) until the entry of a final decree in this case, or until the ease is converted or dismissed.

     16.   Continuing Validity of Prior Orders. The entry of this Order and confirmation of the Plan shall not affect the validity, enforceability, terms, conditions, and/or deadlines set forth in any prior orders, stipulations, or judgments previously entered in this case, which orders, stipulations, and judgments shall remain in full force and effect notwithstanding the closing of this ease or entry of a final decree.

     17.   Non-Material Modifications to the Plan. Pursuant to 11 U.S.C. §1127(a): (i) the term “Consummation Date in Article II section (b) of the Plan, and in Section 4.3 of the Plan, is hereby deemed deleted and replaced with the term “Effective Date; and (ii) the second sentence of section 9.6 of the Plan is hereby deleted in its entirety.

     18.   Filing Order. This Order may be filed in any place where state, federal or local law permits filing or recording.

     19.   Notice Of Entry. The Debtor shall serve notice of entry of this Order upon all holders of Claims and Interests within seven (7) business days of the entry of this Order.

Dated: New York, New York
            December 27, 2004

/s/ Robert D. Drain UNITED STATES BANKRUPTCY JUDGE